EXHIBIT 21.1

Subsidiaries of the Registrant

Name	Country/State of Incorporation/Organization
Opsware International Holding Corp.	United States (Delaware)
OZ1 Acquisition Corp.	United States (Delaware)
OZ2 Acquisition LLC	United States (Delaware)
EURL Opsware France	France
Opsware B.V.	Netherlands
Opsware UK Ltd.	United Kingdom
Opsware Germany GmbH	Germany
S.C. Opsware Software S.R.L.	Romania
Opsware Switzerland GmbH	Switzerland
Opsware Singapore Pte Ltd.	Singapore
Opsware Japan Co, Ltd KK	Japan
Opsware Hong Kong Limited	Hong Kong
Opsware Australia Pty Ltd	Australia